Exhibit 5.1

February 12, 2024

Board of Directors

Reborn Coffee, Inc.

580 N. Berry Street

Brea, CA 92821

Ladies and Gentlemen:

We are acting as special counsel to Reborn Coffee, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and sale of up to $1,100,000 of its common stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), pursuant to the terms of the Pre-Paid Advance Agreement, dated February 12, 2024 (the “Agreement”) between the Company and EF Hutton YA Fund, LP, a Delaware limited partnership. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-275070) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 18, 2023 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated October 18, 2023 (the “Base Prospectus”) and a prospectus supplement dated February 12, 2024 (together with the Base Prospectus, the “Prospectus”).

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement and the exhibits thereto;

2.	the Prospectus;

3.	the Certificate of Incorporation of the Company;

4.	the Bylaws of the Company;

5.	the Agreement; and

6.	minutes and records of the corporate proceedings of the Company including of the Board of Directors of the Company.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. We have also assumed that, to the extent the Company issues and sells more than 414,693 shares of Common Stock, the Company will have obtained the requisite stockholder approval for the issuance of such shares in accordance with the terms of the Agreement. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Reborn Coffee, Inc.

February 12, 2024

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are duly authorized by all necessary corporate action on the part of the Company, and when the Shares are issued and delivered in the manner stated in, and in accordance with the terms of, the Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ PRYOR CASHMAN LLP